Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES SECOND QUARTER OPERATING RESULTS

FORT LEE, NJ, August 14, 2006- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income for the three and six months ended June 30, 2006 of $2,673,000 and $5,093,000 as compared to $2,522,000 and $4,746,000 for the same periods in 2005. Net income for the three and six months ended June 30, 2006 increased to $.27 and $.51 per share on a fully diluted basis as compared to $.25 and $.48 per share on a fully diluted basis for the same periods in 2005.

Net sales for the three and six months were $110,338,000 and $209,907,000 as compared to $89,446,000 and $169,460,000 for the same periods in 2005. Net sales increased 23% for the three month period and 24% for the six month period as compared to the prior year.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com

(Table Follows)

Unaudited Condensed Consolidated Statements of Income

In thousands, except per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$110,338	$89,446	$209,907	$169,460
Cost of goods sold	101,775	82,658	193,417	155,998

Gross profit	8,563	6,788	16,490	13,462
Selling, general and administrative expenses	2,760	1,889	5,385	4,445

Operating income	5,803	4,899	11,105	9,017
Interest expense	1,530	872	2,952	1,436

Income before income taxes	4,273	4,027	8,153	7,581
Income taxes	1,600	1,505	3,060	2,835

Net income	$2,673	$2,522	$5,093	$4,746

Weighted average shares outstanding:
Basic	9,761	9,618	9,764	9,609

Diluted	10,061	9,903	10,075	9,876

Earnings per share:
Basic	$0.27	$0.26	$0.52	$0.49

Diluted	$0.27	$0.25	$0.51	$0.48